Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HARRIS STRATEX NETWORKS, INC.
     Harris Stratex Networks, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (“DGCL”) hereby certifies as follows:
     (1) The name of the Corporation is Harris Stratex Networks, Inc.
     (2) The original certificate of incorporation of the Corporation was filed with the Secretary of the State of Delaware on October 5, 2006.
     (3) This amended and restated certificate of incorporation which restates, integrates and amends the Corporation’s certificate of incorporation, as heretofore amended or supplemented, has been duly adopted by the board of directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been duly executed by an officer of the Corporation and filed in accordance with Section 103 of the DGCL.
     (4) The text of the certificate of incorporation of the Corporation as restated, integrated and amended (the “Amended and Restated Certificate of Incorporation”) shall read, in its entirety, as follows:
Article I
Name
          The name of the Corporation is Harris Stratex Networks, Inc.
Article II
Registered Agent
          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Corporation.
Article III
Purpose
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV
Capitalization
              The total number of shares of all classes that this Corporation is authorized to issue is 450,000,000 shares, of which (i) 50,000,000 shares shall be designated as preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) 300,000,000 shares shall be designated as Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 100,000,000 shares shall be designated as Class B common stock, par value $0.01 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”).
              Except for issuances expressly provided for in this Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class B Common Stock or any securities or other rights convertible into, or exercisable or exchangeable for, Class B Common Stock without the prior approval of the holders of a majority of the shares of Class B Common Stock outstanding prior to such issuance (each such issuance requiring such prior approval is hereinafter referred to as an “Additional Class B Issuance”).
              Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
     (a) Voting. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, the Common Stock shall vote together as a single class on all matters presented to the stockholders, with each holder of Common Stock being entitled to one vote for each share of Common Stock held of record by such holder on such matters; provided, however, that notwithstanding the foregoing as long as any shares of Class B Common Stock are outstanding (i) the holders of the Class B Common Stock shall have the sole and exclusive right to elect or remove the Class B Directors (as defined below) and no holder of any other class of capital stock of the Corporation shall have any voting rights with respect to such matters and (ii) the Corporation shall not, without the prior approval of the holders of a majority of the outstanding Class B Common Stock voting separately as a class: (A) amend, alter or repeal (including by merger or otherwise) any provision of this Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or protections of the Class B Common Stock, (B) effect or agree to effect any Additional Class B Issuance or (C) take any other action upon which a separate class vote of the Class B Common Stock shall be required by law.
     (b) Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that the Board shall declare no dividend or distribution, and no dividend or distribution shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether in cash or otherwise (including any dividend in shares of Class A Common Stock on or with respect to shares of Class A Common Stock or any dividend in shares of Class B Common Stock on or with respect to shares of Class B Common Stock (collectively, “Stock Dividends”)), unless the same dividend or distribution is simultaneously declared or paid, as applicable, with respect to each outstanding share of Class A Common Stock and Class B Common Stock. If a Stock Dividend is declared or paid with respect to one class of Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class of Common Stock and shall consist of the number of shares of such other class which bears the same relationship to the total number of shares of such other class outstanding immediately prior to the payment of such Stock Dividends as the number of shares to be issued in the Stock Dividend with respect to the first referenced class of Common Stock bears to the total number of shares of such first referenced class outstanding immediately prior to the payment of such Stock Dividends. Stock Dividends with respect to Class A Common Stock may be paid only with shares of Class A Common Stock. Stock Dividends with respect to Class B Common Stock may be paid only with shares of Class B Common Stock.
     (c) Subdivisions, Combinations and Mergers. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of either class of Common Stock, the outstanding shares of the other class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same per share consideration, if any.
     (d) Rights on Liquidation. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Class A Common Stock and the holders of Class B Common Stock, as if such classes constituted a single class. For purposes of this paragraph, a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.
     (e) Exchange. At any time or from time to time, any holder of Class B Common Stock may exchange (i) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (ii) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case by surrendering the certificates, if any, for such shares together with written notice duly signed by such holder requesting such exchange and accompanied by all payments required for documentary, stamp or similar issue or transfer taxes payable in connection with such exchange or evidence reasonably satisfactory to the Corporation that all such taxes have been paid. To the extent permitted by law, such exchange shall be deemed to have been effected at the close of business on the date of such surrender.
     (f) Automatic Conversion. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Corporation or any other Person: (i) at the first time the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power (as defined below) and (ii) if such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate (as defined below) of such holder or a Nominee (as defined below) of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur pursuant to this clause (ii) if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee) to any other Person or to any other Person and its Affiliates. From and after any such conversion, each certificate, if any, formerly representing shares of Class B Common Stock shall represent the same number of shares of Class A Common Stock and upon surrender of such certificate to the Corporation the holder of such certificate shall be entitled to receive a new certificate or book-entry interest representing such number of shares of Class A Common Stock. Immediately upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, the rights of the holders of such shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock into which such shares of Class B Common Stock were converted; provided, however, that notwithstanding the foregoing such holders shall be entitled to receive when paid any dividends or other distributions declared on such shares of Class B Common Stock with a record date preceding the time of such conversion and which have not yet been paid as of the time of such conversion subject to the following sentence. Upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, any dividend or other distribution declared on such shares of Class B Common Stock with a record date or payment date after the time of such conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been so converted and any such dividend payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.
     (g) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, such number of shares of Class A Common Stock as would become issuable upon conversion of all shares of Class B Common Stock then outstanding.
     (h) Certain Definitions. In this Amended and Restated Certificate of Incorporation, any reference herein to any law, rule or regulation shall be deemed to be a reference to any successor or replacement law, rule or regulation and the following terms shall have the meanings assigned to them below:
     (i) “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act of 1933, as amended.
     (ii) “Director” means any member of the Board.
     (iii) “Class A Director” means (i) initially William A. Hasler, Clifford H. Higgerson, Charles D. Kissner, and Edward F. Thompson and (ii) thereafter, any Director other than a Class B Director.
     (iv) “Class B Director” means (i) initially Guy M. Campbell, Eric C. Evans, Howard L. Lance, Dr. Mohsen Sohi and Dr. James C. Stoffel and (ii) thereafter, any Director who is elected by a separate class vote of the Class B Common Stock or who was appointed to fill a vacancy in respect of any Director so elected.
     (v) “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.
     (vi) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, government entity or other entity of any kind or nature.
     (vii) “Subsidiary” means, with respect to any Person, (A) any corporation of which such Person, any of its Subsidiaries or any combination of the foregoing own, directly or indirectly, outstanding capital stock or other securities of such corporation which are collectively entitled to cast a majority of all the votes entitled to be cast by all the holders of all classes of capital stock or other securities of such corporation which are entitled to vote generally in the election of directors of such corporation or (B) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary of any holder of Class B Common Stock or any other Subsidiary of such holder.
     (viii) “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of the Class A Directors by all the holders of Voting Securities.
     (ix) “Voting Securities” means, at any time, all classes of capital stock or other securities of the Corporation then outstanding and entitled to vote generally in the election of the Class A Directors (which includes the Class B Common Stock).
     (i) Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:
     (i) the distinctive serial designation of such series which shall distinguish it from other series;
     (ii) the number of shares included in such series;
     (iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
     (iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
     (v) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
     (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
     (vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
     (viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon happening of a specified event or events, into shares of any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

     (ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Article V
Section 203 of the DGCL
          The Corporation hereby elects not to be governed by Section 203 of the DGCL until the first time (the “Section 203 Time”) on which the holders of all the outstanding shares of Class B Common Stock (assuming that all of the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock are so exchanged) are collectively entitled to cast less than 15% of the Total Voting Power. At the Section 203 Time, Section 203 of the DGCL shall begin to apply prospectively to the Corporation, but no Person shall be deemed to be an “interested stockholder” (as such term is defined in Section 203 of the DGCL) solely because such Person became an interested stockholder prior to the Section 203 Time.
Article VI
Class B Directors
          The number of Directors of the Corporation shall be fixed from time to time pursuant to the amended and restated bylaws of the Corporation, as may be further amended from time to time (the “Bylaws”); provided, however, that notwithstanding the foregoing or anything in the Bylaws to the contrary:
     (a) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power: (i) the Board shall be comprised of nine Directors, (ii) the Class B Common Stock shall be entitled, voting separately as a class, to elect five of such Directors to serve as Class B Directors, (iii) the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors, and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Corporation a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule

4350(d) of the NASDAQ Rules. As used herein, “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market.
     (b) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power: (i) the Class B Common Stock shall be entitled, voting separately as a class, to elect a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Corporation a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Corporation as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASDAQ Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules.
     (c) The holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class.
          Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Article VIII hereof, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all of the outstanding Class B Common Stock (assuming that all the outstanding shares of Class A

Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose of this Amended and Restated Certificate of Incorporation until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.
Article VII
Corporate Opportunities
          Nothing in this Article VII will impair the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation which restrict the stockholder from engaging in activities otherwise allowed by this Article and the following provisions shall be subject to the terms of any such contractual arrangements. The provisions of this Article VII shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
          Except as expressly provided in the proviso to the last sentence of this Article VII, each holder of Class B Common Stock shall have the right to, and none of such holders shall have any fiduciary duty or other obligation to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing not to, take any of the following actions:
     (a) engage in the same or similar activities or lines of business as the Corporation or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Corporation or any of its Subsidiaries;
     (b) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its Subsidiaries;
     (c) do business with any client or customer of the Corporation or any of its Subsidiaries;
     (d) employ or otherwise engage any former officer or employee of the Corporation or any of its Subsidiaries.
          No holder of Class B Common Stock nor any of its Affiliates nor any officer, director, employee or former employee of any such holder or Affiliate that is not currently an employee of the Corporation or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing for or arising out of the conduct described in the immediately preceding paragraph or the exercise of any rights under the Formation, Contribution and Merger Agreement, dated as of September 5, 2006, as may be amended from time to time (the “Formation Agreement”), between Harris Corporation and Stratex Networks, Inc. or any other agreement attached thereto as an exhibit or contemplated thereby and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Corporation, any of its Subsidiaries or any of their stockholders by reason of any such conduct or exercise of such rights or any of their participation therein.
          If any holder of Class B Common Stock, any Subsidiary of such holder or any director, officer or employee of such holder or any of such Subsidiaries, including any such individuals who are also directors, officers or employees of the Corporation or any of its Subsidiaries, (collectively, the “Class B Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both a Class B Entity, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand (each, a “Corporate Opportunity”), then each Class B Entity shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or direct such Corporate Opportunity to any of its Affiliates or any third party and none of the Class B Entities (i) shall have any duty to communicate, offer or present such Corporate Opportunity to the Corporation, any of its Subsidiaries or any director, officer or employee of any of the foregoing, (ii) shall have any liability to the Corporation, any of its Subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty as a stockholder, director, officer or employee of the Corporation or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their stockholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty or other duty owed by them to the Corporation, any of its Subsidiaries or any of their stockholders, in each case by reason of the fact that any Class B Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Article VII to the contrary a Corporate Opportunity offered to an individual who is a director or officer of both the Corporation and the holder of Class B Common Stock shall belong to the Corporation if such Corporate Opportunity is expressly offered to such individual in writing solely in his or her capacity as a director or officer of the Corporation.
          Neither the alteration, amendment or repeal of this Article VII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII nor the conversion or exchange of Class B Common Stock shall eliminate or reduce the effect of this Article VII in respect of any Corporate Opportunity any Class B Entity began pursuing, any matter occurring or any cause of action, suit or claim that, absent this Article VII, would have accrued or arisen prior to such alteration, amendment, repeal, adoption, conversion or exchange.
Article VIII
Preemptive Rights
          After the Effective Time (as defined in the Formation Agreement), if the Corporation proposes to issue (a “Proposed Issuance”) any capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Corporation shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Corporation within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Article VIII. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Article VIII.
          Notwithstanding the foregoing, the preemptive right granted by this Article VIII shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Corporation; provided, however, at the end of each month the Corporation shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Corporation (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuances; provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Corporation received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.

Article IX
Limitation of Liability
          A Director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of Directors to the Corporation or its stockholders, then without any further action by any Person such liability shall be so limited or eliminated to the fullest extent permitted by the DGCL as so amended. No adoption, amendment, modification or repeal of this Article IX or any other provision of this Amended and Restated Certificate of Incorporation shall adversely affect any right or protection of a Director existing at the time of such adoption, amendment, modification or repeal with respect to acts or omissions occurring prior to such time.
Article X
Bylaws
          In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation.
Article XI
Amendment of Amended and Restated Certificate of Incorporation
          This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation this 26th day of January, 2006.

HARRIS STRATEX NETWORKS, INC.
By:	/s/ Guy M. Campbell
	Name:	Guy M. Campbell
	Title:	Chief Executive Officer